THIRD AMENDMENT
TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of this 12th day of June, 2015, to the Custody Agreement dated as of September 12, 2012, as amended January 25, 2013 and October 16, 2014  (the "Agreement"), is entered into by and between FACTORSHARES TRUST, a Delaware statutory trust and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Custodian desire to amend the Agreement to add the PureFunds ISE Big Data ETF and the PureFunds ISE Mobile Payments ETF; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Amended Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

2.	Amended Exhibit C with respect to the PureFunds ISE Cyber Security ETF is amended to apply to the PureFunds ISE Cyber Security ETF, PureFunds ISE Big Data ETF and PureFunds ISE Mobile Payments ETF.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FACTORSHARES TRUST	U.S. BANK, N.A.

By: /s/ Samuel Masucci, III	By: /s/ Michael R. McVoy

Name: Samuel Masucci, III	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit B to the Custody Agreement

Separate Series of FactorShares Trust

Name of Series PureFunds ISE Junior Silver ETF PureFunds ISE Cyber Security ETF
PureFunds ISE Big Data ETF PureFunds ISE Mobile Payments ETF